Exhibit 10.1

SEPARATION & RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), effective March 30, 2023 (the “Effective Date”), is hereby agreed to by and between Navidea Biopharmaceuticals, Inc. (the “Company”) and Michael Rosol (“Employee”) (either party individually, a “Party” or collectively referred to as the “Parties”) as of the Separation Date (defined below).

RECITALS

WHEREAS, Employee is employed by the Company as the Chief Medical Officer on an at will basis; and

WHEREAS, Employee wishes to resign his employment with the Company, effective as of the Separation Date; and

WHEREAS, the Parties wish to end their relationship on an amicable basis, and to resolve and settle all potential issues between them pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and benefits described herein, the Parties agree as follows:

1.	Recitals. The above introductory language, definitions, and recitals are hereby incorporated into the terms of this Agreement.

2.

Separation Date. Employee’s employment with the Company shall end effective April 10, 2023 (the “Separation Date”). As of the Separation Date, Employee will no longer be entitled to any further compensation or other employment benefits, except as required under the law or as otherwise expressly provided in this Agreement.

3.

Separation Pay. In exchange for signing this Agreement and complying with its terms, including but not limited to Employee’s transition duties as set forth in Section 4, the Company shall provide Employee with a lump sum payment in the amount of $25,000.00 (“Separation Payment”) . The Separation Payment shall be paid pursuant to normal payroll processes upon the Separation Date. The Separation Payment will be subject to deductions for payroll taxes, including state and federal income tax withholding, as well as any other authorized deductions. The Separation Payment offered hereunder is in addition to any earned wages or other benefits to which Employee is otherwise entitled upon separation of employment, including, without limitation, all 2023 accrued but unused PTO.

4.

Transition Plan and Cooperation. By or before the end of the first business day following the Effective Date, Employee shall provide to counsel a written plan for the transition of his departure (the “Transition Plan”), which shall be subject to the Company’s reasonable approval and shall include the following items: (a) an outline of Employee’s current duties, including without limitations those of Chief Medical Officer, including the recommendation of each new owner of specific duties assigned, (b) key Company contacts and introductions with outside vendors, (c) a list of negotiations in process, including outcome desired, stage of negotiation and contact person, and (d) a list of material Company initiatives, priorities, and deadlines. Employee agrees to reasonably cooperate and participate in the implementation of the Company-approved Transition Plan and transition his work responsibilities. For clarity, Employee makes no warranty relating to the implementation or success of the Transition Plan or the transition of his work responsibilities.

5.

Departure Announcement. The Parties shall jointly draft a mutually agreeable written statement concerning Employee’s resignation however nothing in this Section 5 shall prevent the Company from complying with applicable securities laws and the rules of the stock exchange on which the Company’s common stock is listed. Employee agrees to participate in a team meeting to announce his resignation to other employees of the Company.

6.

Post-Separation Consulting. Employee agrees to provide assistance as reasonably requested by Company to facilitate the smooth transition of the operation and management of the Company for a period of 6 months after the Separation Date (the “Consulting Services”). Company will make all reasonable efforts to provide at least 24 hours’ notice to Seller of a request for any Consulting Services. Company agrees to pay Employee $300 per hour for the Consulting Services, and such Consulting Services shall be limited to 16 hours per month for the first three months and 8 hours per month for the next three months, unless the Parties otherwise agree.

7.	Mutual Release of Claims & Covenant Not to Sue.

a.

Employee Release. Employee, on behalf of himself and his heirs, executors, administrators, agents, assigns, and other representatives, hereby fully and unconditionally releases and discharges, and promises not to file a lawsuit against, the Company from and for any and all claims, demands, actions, damages, liabilities, obligations, promises and agreements of any kind, whether in law or equity and whether known or unknown that Employee had at any time before or through the Separation Date (“Employee Claims”). This release includes without limitation a release and waiver of any Employee Claims arising out of or related to any act or failure to act by the Company or Employee’s employment relationship or separation from employment with the Company. This release includes but is not limited to Employee Claims for attorney fees or punitive damages, as well as Employee Claims arising under any federal or state law, statute, or regulation, local ordinance, contract, tort, or any other statutory or common law claims recognized under federal, state, or local law. Except as provided in this Agreement, Employee acknowledges and agrees that the Company does not owe him any other compensation or benefits of any type whatsoever for his services rendered during his employment with the Company, or for any other reason, including commissions, bonuses, expenses, equity, and any other incentive compensation. This release shall be interpreted broadly to accomplish its purpose of being a full release of all Employee Claims and Employee’s promise not to sue. However, nothing in this release prohibits Employee from pursuing any Employee Claim that: (i) arises after the Effective Date of this Agreement, (ii) arises from this Agreement itself, (iii) cannot be waived or released under the law, or (iv) relates to Employee’s own vested or accrued employee benefits under Employer’s qualified retirement benefit plans as of the Separation Date, including any 401(k) match required under the terms of Employer’s 401(k) plan.

b.

Company Release. Company, on behalf of itself and all past, present and future parent companies, owners, subsidiaries, affiliates, partners, joint venturers, predecessors, successors, assigns, officers, directors, employees, representatives, agents, members, principals, attorneys, and shareholders (but only in their capacity as such) (together, “Company Parties”) hereby fully and unconditionally releases and discharges, and promises not to file a lawsuit against, Employee from and for any and all claims, demands, actions, damages, liabilities, obligations, promises and agreements of any kind, whether in law or equity and whether known or unknown, that Company had at any time before or through the Separation Date (“Company Claims”). This release includes without limitation a release and waiver of any Company Claims arising out of or related to any act or failure to act by the Employee or Employee’s employment relationship or separation from employment with the Company. This release includes but is not limited to Company Claims for attorney fees or punitive damages, as well as Company Claims arising under any federal or state law, statute, or regulation, local ordinance, contract, tort, or any other statutory or common law claims recognized under federal, state, or local law. This release shall be interpreted broadly to accomplish its purpose of being a full release of all Company Claims and the Company Parties’ promise not to sue. However, nothing in this release prohibits Company from pursuing any Company Claim that: (i) arises after the Effective Date of this Agreement, (ii) arises from this Agreement itself, (iii) cannot be waived or released under the law, or (iv) arises out of or relates to the Employee’s criminal activities, fraud, embezzlement, or acts of material dishonesty occurring during the Employee’s employment with the Company. As of the Effective Date, the Company Parties are aware of no facts that would give rise to a claim against Employee under subsection (iv) in the preceding sentence.

8.

Non-Disparagement. Each Party agrees that it shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution, current or former employee, consultant, client, vendor, or customer of the Company, or any other entity or third person regarding the other Party. With respect to requests for references concerning Employee, Company will confirm dates and duration of employment, position held, and final salary rate. In the case of Company, this Section only applies to statements made by, on behalf of, or pursuant to the instruction of the Company’s officers and directors. This non-disparagement provision shall not prevent Employee from engaging in legally protected communications or activities and does not restrict Employee from making statements to or in any other manner communicating with Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission or law enforcement agency (“Government Agencies”).

9.

Non-Solicitation. For a period of one (1) year from the Effective Date, Employee shall not solicit any present employee, consultant or agent of Company to work for Employee or Employee’s employer, or encourage such person to leave employment with the Company; provided, that the response by such a person to a general advertisement or the unsolicited outreach by a Company employee to Employee and the subsequent employment of that person do not constitute violations of this provision.

10.	Amendment. This Agreement may only be amended by a written agreement signed by both Employee and the Company.

11.

No Admission. Neither the content nor execution of this Agreement shall constitute or be construed as any implied or actual admission by either Party. Whether Employee accepts this Agreement, declines to enter into this Agreement, or revokes this Agreement, this document shall be deemed an offer of settlement and compromise under any relevant rules of court.

12.

Interpretation. This Agreement was reviewed and approved by attorneys for each of the Parties, and it is the intent of the Parties that neither Party shall be deemed to be the drafter of this Agreement or of any particular provision and there not be a presumption or construction against any Party.

13.

Governing Law & Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The Parties further agree that exclusive jurisdiction and venue for any actions arising out of or related to this Agreement shall lie in the state or federal courts serving Dublin, Ohio, and the Parties expressly consent to jurisdiction such in such courts.

14.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties in regard to the subject matter hereof and supersedes any prior communications, representations, agreements, or understandings (whether oral or written) between the Parties, with the exception of the Proprietary Information Agreement entered into between the Company and Employee. Employee acknowledges and agrees that the Proprietary Information Agreement survives the termination of Employee’s employment, contains valid restrictions on Employee’s post-employment activities, and is fully enforceable.

15.

Waiver. The failure to enforce any provision shall not be construed as a waiver of that right or of any other provision or right. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party waiving its rights.

16.

Knowing and Voluntary Agreement. Employee has read this Agreement carefully and understand all of its terms. Employee has had the opportunity to discuss this Agreement with an attorney of Employee’s choosing prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understand the content and effect of this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanations made by the Company, or all and each of their respective agents or attorneys except as set forth in this Agreement.

Read this Agreement carefully and only sign it if you understand its terms. It contains a release of all known and unknown claims.

The Parties hereto agree and accept the terms of this Agreement:

COMPANY Navidea Biopharmaceuticals, Inc.	EMPLOYEE Michael Rosol

/s/ John K. Scott, Jr.	/s/ Michael S. Rosol
Signed	Signed

John K. Scott, Jr.	Michael S. Rosol, Ph.D.
Printed	Printed